SHARE PURCHASE AGREEMENT
                            ------------------------

THIS  is  dated  29th  day  of  February  2000.

BETWEEN:

PATRICIA KIRKHAM, businesswoman, c/o 204 - 1198 17th Avenue, S.W. Calgary, Alberta, T2T 5R9 and DENNIS PETERSEN, c/o 204 - 1198 17th Avenue, S.W. Calgary, Alberta, T2T 5R9;

(herein  "Vendors")

AND:

EFINANCIAL DEPOT.COM, INC., a company incorporated under the laws of Delaware with offices at 150-1875 Century Park East, Century City, California, U.S.A. 90067

(herein  "Purchaser")

A. The Vendors are the registered and beneficial owners of the Vendors' Voting Shares and the Vendors' Non-voting Shares of the Company;

B. Pursuant to a Letter of Intent dated January 25, 2000, effective January 27, 2000, between the Company and the Purchaser, an agreement in principle was reached with respect to the purchase of the Vendors' Voting Shares and other matters; and

C. Upon the terms and subject to the conditions set forth in this Agreement, the Vendors have agreed to sell to the Purchaser, and the Purchaser has agreed to purchase, the Vendors' Voting Shares, and the parties have agreed to enter into other related agreements dealing with exchangeable shares.

THEREFORE in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto covenant and agree each with the other as follows:

1.     DEFINITIONS  AND  INTERPRETATION

1.1     In  this  Agreement:

(a) "Accounts Payable" means all of the trade accounts and other debts and accrued charges owed by the Company as at the Statement Date (other than the Permitted Liens), and which are enumerated and described in the Financial Statements, together with those trade accounts reasonably incurred in the normal and ordinary course of the Business between the Statement Date and the Closing Date, whether the same are due or to become due at or after the Closing Date;

(b) "Accounts Receivable" means all of the trade accounts, notes, and other debts arising out of the operation of the Company as at the Closing Date, whether due or to become due as at or after the Closing Date but does not include any amount due to the Company from any shareholder of the Company;

(c) "Business Assets" means all of the real property, personal property, choses in action, intangible or intellectual property and all other assets of whatsoever nature owned or leased by the Company, or in which the Company has any right or interest or the right to acquire an interest, including the Accounts Receivable, the Contracts and the assets listed in Schedule "A";

(d) "Closing" means the completion of the transactions contemplated hereby in accordance with the terms hereof;

(e) "Closing Date" means the later of the Execution Date and three business days following receipt of all necessary, regulatory approvals to the Closing, or such date as the parties hereto may agree to in writing;

(f) "Company" means Westcor Mortgage Inc., a company incorporated under the laws of the Province of Alberta;

(g) "Consents" means all the consents, approvals, waivers and other authorizations to the transactions contemplated by this Agreement, all of which are listed in Schedule "N" hereto;

(h) "Contracts" means all of the commitments, agreements, contracts, instruments, leases and other documents entered into by the Company, by which the Company is bound or to which the Company or the Business Assets are subject (other than the Permitted Liens) and which are described in Schedule "B";

(i)     "Deemed  Share  Price"  shall  mean  U.S.  $4.25;

(j) "Escrow Agreement" means the escrow agreement among the Company, the Purchaser, Oxford Capital Corp., and the Purchaser's Solicitors (in their capacity as escrow agent), which is dated February 29, 2000;

(k) "Exchangeable Shares" has the meaning ascribed to it in Schedule I attached to the Restated Articles and Articles of Amendment of Westcor Mortgage Inc. as filed with the Alberta Registrar of Corporations on the Closing Date;

(l)     "Execution  Date"  means  the  date  of  signing  of  this  Agreement;

(m) "Excluded Assets" are those assets described in Schedule "M" which the Company possesses or has the use of but does not own and that do not form part of the Business Assets;

(n) "Financial Statements" means the audited financial statements of the Company as at its Statement Date, a copy of which is attached as Schedule "C";

(o)     "Holdback"  means  the  amount  of  U.S.  $7363.60.

(p) "Indebtedness" means any and all advances, debts, duties, endorsements, guarantees, liabilities, obligations, responsibilities and undertakings of a person assumed, created, incurred or made, whether voluntary or involuntary, however arising, whether due or not due, absolute, inchoate or contingent, liquidated or unliquidated, determined or undetermined, direct or indirect, express or implied, and whether such persons may be liable individually or jointly with others;

(q) "Intellectual Property" means all, copyrights, copyright registrations and applications, trade names or brand names, Internet domain names, business names, trade-marks, trade-mark registrations and applications, service marks, service mark registrations and applications, trade secrets, proprietary programming information and know-how, patents and patent applications, and other patent rights, processes, technology, software (in both source code and object code format), documentation in relation to software, firmware and other intellectual property, together with all rights under licences, registered user agreements, technology transfer agreements, and other agreements or instruments relating to any of the foregoing, owned by the Company or otherwise used in connection with the Business, including the intellectual property described on Schedule "H";

(r) "Lien" means any mortgage, debenture, charge, hypothecation, pledge, lien, or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by laws, statutory or otherwise that secures the payment of any Indebtedness or the performance of any obligation or creates in favour of or grants to any person any proprietary right;

(s)     "OTCBB"  means  the  OTC  Bulletin  Board;

(t)     "Permitted  Liens"  means  the  liens  described  in  Schedule  "D".

(u)     "Purchase  Price"  means  the sum of $600,000 payable in accordance with section  2.2  hereof;

(v)     "Purchaser's Solicitors" means Clark, Wilson, Barristers and Solicitors;

(w)     "Statement  Date"  means  January  31,  2000;

(x) "Vendors' Voting Shares" means all of the issued and outstanding voting shares in the capital of the Company being 100,000 Class A common shares;

(y) "Vendors' Non-voting Shares" means all of the issued and outstanding non-voting shares in the capital of the Company being 360,374 Exchangeable Shares; and

(z)     "Vendors'  Solicitor"  means  Miller Thomson, Barristers and Solicitors;

1.2     In  this  Agreement,  except  as  otherwise  expressly  provided:

(a) "Agreement" means this share purchase agreement, including the preamble and the Schedules hereto, as it may from time to time be supplemented or amended and in effect;

(b) all references in this Agreement to a designated "Section" or other subdivision or to a Schedule is to the designated Section or other subdivision of, or Schedule to, this Agreement;

(c) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision or Schedule;

(d) the headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof;

(e) the singular of any term includes the plural, and vice versa; the use of any term is equally applicable to any gender and, where applicable, a body corporate; the word "or" is not exclusive; the word "including" means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word, and the word "include" and its derivatives will be construed accordingly; the expression "to the knowledge of" or any similar expression as applied to a corporation or individual, refers to,
(A) in the case of an individual, the knowledge as at the relevant date that such individual had or would have had had he exercised due diligence in making enquiries in relation to the matter in question from all sources of information likely to provide him with knowledge of same, and (B) in the case of a corporate person, the knowledge (as aforementioned) of a director or officer thereof as at the relevant date;

(f) any accounting term not otherwise defined has the meanings assigned to it in accordance with generally accepted accounting principles applicable in Canada;

(g) except as otherwise provided, any dollar amount referred to in this Agreement is in the currency of the United States of America; and

(h) any other term defined within the text of this Agreement has the meaning so ascribed.

1.3     The  following  are  the  Schedules  to  this  Agreement:

SCHEDULE     DESCRIPTION
--------     -----------
A     Business  Assets
B     Contracts
C     Financial  Statements
D     Permitted  Liens
E     Authorized  and  Issued  Capital
F     Directors  and  Officers
G     Banking  Arrangement
H     Intellectual  Property
I     Contracts  Relating  to  Intellectual  Property
J     Employee  List,  Income  and  Benefit  Plan
K     Pension  Plan

L     Litigation
M     Excluded  Assets
N     Consents
O     Promissory  Note

2.     PURCHASE  AND  SALE

2.1 Upon and subject to the terms and conditions of this Agreement, at the Closing, the Vendors will sell and transfer to the Purchaser, and the Purchaser will purchase from the Vendors all beneficial and legal interest in and to those Vendors' Voting Shares.

2.2 The Purchase Price will be paid on the Closing Date by the payment of an amount in cash equal to U.S. $100,000 and the issuance by the Purchaser of a Promissory Note in the amount of U.S. $492,636.40, substantially the same as the Promissory Note that appears in Schedule "O" (the "Promissory Note").

2.3 Until the Promissory Note is paid in full, the Vendors' Voting Shares will be subject to a Hypothecation Agreement among the Vendors, the Purchaser and the Company dated February 29, 2000 (the "Hypothecation Agreement").

2.4 On that date which is the first anniversary of the Closing Date, the Purchaser shall pay to the Vendors in cash or certified cheque, an amount equal to:

(a)     the  Holdback;  less

(b) the total amount of the Accounts Receivable which have not been paid to the Company by such anniversary date.

3.     OTHER  AGREEMENTS

3.1 On or before the Execution Date the Vendors will enter into the Escrow Agreement, and the Purchaser will enter into the Escrow Agreement, and the Vendors will take all steps available to them to cause the Company to enter into the Escrow Agreement.

3.2 On or before the Execution Date the Vendors will enter into the Hypothecation Agreement, and the Purchaser will enter into the Hypothecation Agreement, and the Vendors will take all steps available to them to cause the Company to enter into the Hypothecation Agreement.

3.3 On or before the Execution Date the Vendors will take all steps available to them to cause the Company to enter into the following agreements, and the Purchaser will enter into the following agreements:

(a) the Support Agreement between the Company and the Purchaser which is dated February 29, 2000; and

(b) the Voting Trust and Exchange Agreement among the Company, the Purchaser and the Trustee, which is dated February 29, 2000.

4.     ESCROW

4.1 The Vendors' Non-voting Shares will be escrowed in accordance with the terms of the Escrow Agreement.

5.     CLOSING

5.1 The Closing will take place on the Closing Date by way of an exchange of documents between solicitors for the Vendors and the solicitors for the Purchaser, or on such other date or in such other manner as the parties agree upon.

6.     VENDORS'  WARRANTIES  AND  REPRESENTATIONS

6.1 Each of the Vendors warrants and represents to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein, that:

(a) such Vendor is and will be on the Execution Date, the registered holder and beneficial owner of all of the portion of the Vendors' Voting Shares and the Vendors' Non-voting Shares as follows:

(i)     Patricia  Kirkham     50,000  Class  A  shares  and
                              150,600  Exchangeable  Shares;

(ii)     Dennis  Petersen     50,000  Class  A  shares  and
                              150,600  Exchangeable  Shares;

which shares are free and clear of all Liens and such Vendor has no interest, legal or beneficial, direct or indirect, in any shares of, or the assets or business of, the Company other than in the Vendors' Voting Shares and the Vendors' Non-voting Shares;

(b) such Vendor has the power and capacity and good and sufficient right and authority to enter into this Agreement on the terms and conditions herein set forth and will on the Closing Date have the rights to transfer the legal and beneficial title and ownership of his or her portion of the Vendors' Voting Shares to the Purchaser;

(c) such Vendor does not have any specific information relating to the Company which has not been disclosed to the Purchaser and which if known could reasonably be expected to have a materially adverse effect on the value of the Company, the Vendors' Voting Shares or the Vendors' Non-voting Shares.

6.2 The Vendors warrant and represent to the Purchaser with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein, that:

(a) the authorized and issued capital of the Company on the Closing Date will be as described in Schedule "E";

(b) no person has any agreement, right, option or privilege, consensual or arising by law, present or future, contingent or absolute, or capable of becoming an agreement, right or option:

(i) to require the Company to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital or to convert or exchange any securities into or for shares in the capital of the Company;

(ii) for the issue or allotment of any of the authorized but unissued shares in the capital of the Company;

(iii) to require the Company to purchase, redeem or otherwise acquire any of the issued and outstanding shares in the capital of the Company;

(iv) to purchase or otherwise acquire any shares in the capital of the Company;

(v) which is capable of becoming an agreement for the acquisition of any of the Business Assets;

(c) the Company is duly incorporated, validly existing and in good standing under the laws of Alberta and is not a reporting issuer in any jurisdiction in Canada;

(d)     the  directors  and  officers  of the Company are identified in Schedule
"F";

(e) all alterations to the constating documents of the Company since its incorporation, have been duly approved by the shareholders of the Company properly filed and recorded;

(f) the Company now is and has since its incorporation been a "Canadian controlled private corporation" within the meaning of the Income Tax Act (Canada);

(g) the Company is duly registered to carry on business in all jurisdictions where its business is currently being conducted;

(h) the Company has the power, authority and capacity to carry on the business as presently conducted by it;

(i) the Company has the power, authority and capacity to own and use all of the Business Assets;

(j) the Company has no bank, trust, savings, chequing or other accounts or deposits, safety deposit boxes or other depositaries except as set out in Schedule "G", which Schedule is a true and complete list showing the name of each bank, trust company or similar financial institution in which the Company has accounts, deposits or safety deposit boxes and the names of all persons authorized to draw thereon or have access thereto;

(k) the Company does not own, possess or use any asset other than the Business Assets and does not have any interest in the assets or business of any other person, with the exception of the Excluded Assets;

(l) the Company holds all licences and permits required for the conduct in the ordinary course of its business as currently conducted and for the uses to which the Business Assets have been or may be put and all such licences and permits are in good standing and the conduct and uses of the same by the Company is in compliance with all laws, zoning and other bylaws, building and other restrictions, rules, regulations and ordinances applicable to the Company, its business or the Business Assets, and neither the execution and delivery of this Agreement nor the completion of the purchase and sale hereby contemplated will give any person the right to terminate or cancel the said licences or permits or affect such compliance;

(m) the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of the Company;
(ii)     conflict  with  or  result  in a breach of or violate any of the terms,

conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Company or the Vendors are subject or constitute or result in a default under any agreement, contract or commitment to which the Company or the Vendors are a party;

(iii) subject to obtaining the Consents, give to any person any remedy, cause of action, right of termination, cancellation or acceleration in or with respect to any agreement, contract, or commitment to which the Company is a party including the Contracts and the Permitted Liens;

(iv) give to any government or governmental authority of Canada or any Province of Canada or any regional district, district or municipality or any subdivision thereof, including any governmental department, commission, bureau, board, or administrative agency any right of termination, cancellation, or suspension of, or constitute a breach of or result in a default under any permit, license, control, or authority issued to the Company and which is necessary or desirable in connection with the conduct and operation of the Business and the ownership, leasing or use of the Business Assets; or

(v) subject to obtaining the Consents, constitute a default by the Company or an event which, with the giving of notice or lapse of time or both, might constitute an event of default or non-observance under any agreement, contract, indenture or other instrument relating to any Indebtedness of the Company which would give any person the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture, or other instrument including the Contracts and the Permitted Liens;

(n) the Financial Statements were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior reporting periods, are true and correct in every material respect and present fairly and accurately the financial condition and position of the Company as at the Statement Date and the results of the operations of the Company;

(o) there is no Indebtedness of the Company which is not disclosed or reflected in the Financial Statements except Accounts Payable;

(p) the Company is not subject to any assessment for federal and provincial income tax which has not been satisfied;

(q) all tax returns and reports of the Company required by law to be filed prior to the Execution Date (including all federal and provincial income tax returns, Workers' Compensation Board returns, and corporation capital tax returns) have, or will have, as at Closing been filed and are true or will be, complete and correct, and all taxes and other government charges (including all income, excise, sales, business and property taxes and other rates, charges, assessment, levies, duties, taxes, contributions, fees and licenses) have been accrued in the Financial Statements;

(r) adequate provision has been made for taxes payable by the Company for which tax returns are not yet required to be filed and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by or payment of any tax, governmental charge or deficiency by the Company, and there are no contingent tax liabilities or any grounds which would prompt a re-assessment, including aggressive treatment of income and expenses in filing earlier tax returns;

(s) the Company has made all elections required to be made under the Income Tax Act of Canada or other tax legislation in connection with any distributions by the Company and all such elections were true and correct and in the prescribed forms and were made within the prescribed time periods;

(t)     the  Company  has  not,  prior  to  the  Execution  Date:

(i) made any election under Section 83 or 196 of the Income Tax Act of Canada with respect to payment out of the capital dividend account or life insurance capital dividend account of the Company;

(ii) acquired or had the use of any property from a person with whom the Company was not dealing at arm's length, with the exception of Excluded Assets;

(iii) disposed of anything to a person with whom the Company was not dealing at arm's length for proceeds less than or greater than the fair market value thereof; or

(iv) discontinued carrying on any business in respect of which non-capital losses were incurred;

(u)     with  respect  to  GST:

(i) the Company is registered for GST purposes under the Excise Tax Act (Canada), Part IX;

(ii) the Company does not have any deferred obligation or liability under any Section of the Excise Tax Act (Canada) except as described in the Financial Statements in Schedule "C" hereof;

(iii)     the  Company  has  not,  prior  to  the  Execution  Date:

A. acquired or had the use of any property from a person with whom it was not dealing at arm's length which may give rise to liability to pay GST for which such GST was not paid; or

B. disposed of anything to a person with whom the Company was not dealing at arm's length for proceeds less than the fair market value thereof, which may give rise to liability to pay GST;

(iv) except as disclosed in the Financial Statements, as of the Execution Date, the Company has remitted to Revenue Canada Customs, Excise and Taxation when required by law to do so all amounts collected by it on account of GST;

(v) no authorization, approval, order, license, permit or consent of any governmental authority, regulatory body or court, and no registration, declaration or filing by the Vendors or the Company with any such governmental authority, regulatory body or court is required in order for the Vendors to complete the contemplated purchase and sale, to duly perform and observe the terms and provisions of this Agreement, and to render this Agreement legal, valid, binding and enforceable in accordance with its terms;

(w) to the Vendors' knowledge its business as currently conducted and the Business Assets comply with all applicable laws, judgments, decrees, orders, injunctions, rules, statutes and regulations of all courts, arbitrators or governmental authorities, including all environmental, health and safety statutes and regulations;

(x) all material transactions of the Company have been promptly and properly recorded or filed in or with its respective books and records, and the minute book of the Company contains all records required to be kept at the "records office" of the Company, as required under applicable corporate law;

(y)     with  respect  to  the  Company's  Intellectual  Property:

(i)     Schedule  "H"  contains  a  complete  and  accurate  list  of  all:

A.     patents  and  patent  applications;

B.     trade-names,  trade-marks  and  service  marks;

C.     trade-mark  applications  and  service  mark  applications;

D.     registered  copyrights  and  copyright  applications;

E.     Internet  domain  name  registrations,

owned, used, made or applied for by the Company setting out, in detail, the relevant dates, reference numbers and jurisdictions of each;

(ii) the Company has not licensed any of its Intellectual Property to any third party;

(iii) Schedule "I" contains a list of each Contract (and amendments thereto) that comprise or relate to the Intellectual Property, including all development agreements, consulting agreements, maintenance agreements, source code escrow agreements, licence agreements and distribution agreements relating thereto;

(iv) no claim for release of technology has been made pursuant to any source code escrow agreement or other technology escrow agreement by any third party;

(v)     the  Company  is  not  a  party  to  any  technology  licence agreement;

(vi)     the  Company  is  not a party to any technology distribution agreement;

(vii) neither the entering into of this Agreement nor the completion of the transactions contemplated hereby constitute or will constitute a breach of any agreement in respect of Intellectual Property; and

(viii) no past or present employee, consultant or contractor of the Company has any right, title, or interest in or to any of any Intellectual Property, all such employees, consultants and contractors have or will as at Closing have assigned and waived in writing their rights (including moral rights) in and to the Intellectual Property, and all of the present employees of the Company have or will at Closing have executed and delivered to the Company confidentiality and non-competition agreements in relation to any information or data of the Company obtained in the course of his or her employment or other arrangement with the Company, copies of which agreements have been provided to the Purchaser prior to the Closing Date.

(z) the Company is in full compliance with the rules and regulations of the applicable top level domain managers, including the domain managers of the .ca,
 .com, .net, .gov, and .org top level domains, to maintain its domain name registrations. To the Company's knowledge, there is currently no libelous, scandalous or illegal content in any of the websites maintained by the Company in respect of which any complaint has been received by the Company from any member of the public or from any government or authority or from any top level domain manager;

(aa) the Company has not experienced nor, to the knowledge of the Company or the Vendors, has there been any occurrence or event which has had, or might reasonably be expected to have, a materially adverse effect on the Business or the result of its operations;

(bb) the Company is not, nor is any employer which is associated, related to or otherwise connected to the Company, a party to any collective agreement relating to the Business with any union, association of employees or bargaining agent, and no part of the Business, or any associated, related or otherwise connected business or the Company, is bound by any such collective agreement or has been certified as a unit appropriate for collective bargaining and there are no proceedings under the Employment Standards Act (Alberta) or any similar legislation or applications for certification which are or could result in an obligation of or be binding upon the Company or any employer which is associated, related to or otherwise connected to the Company and there are no circumstances under which the provisions of the Employment Standards Act (Alberta) can apply to the transactions contemplated by this agreement;

(cc) the name of each present employee of the Company, the duration of the employment of each such employee with the Company and the remuneration and benefit obligations of the Company in respect of each such employee is accurately set out in Schedule "J"; and any bonuses payable in the calendar year 1999 have been paid;

(dd) the Vendors has not received notice of any complaints filed by any of the Company's employees against the Company and is not aware of any facts or circumstances that may give rise to any complaints claiming that the Company has violated any applicable employee or human rights or similar legislation in jurisdictions in which the business of the Company is conducted or any complaints or proceedings of any kind involving the Company. No levies, assessments and penalties have been made against the Company pursuant to applicable worker's compensation legislation;

(ee) there are no pension, profit sharing, incentive, bonus, group insurance or similar plans or other compensation plans affecting the Company other than those described in Schedule "K" and the Company has no unfunded or unpaid liability in respect of any such plan;

(ff) except for existing oral and written employment agreements with the individuals listed in Schedule "J", the Company does not have any contract, agreement, undertaking or arrangement, whether oral, written or implied, which cannot be terminated on not more than one month's notice and the Company has no outstanding agreement, contract or commitment (whether written or oral) whatsoever relating to or affecting the conduct of the business of the Company as currently conducted or any of the Business Assets or for the purchase, sale or lease of any of the Business Assets other than the Contracts and the Permitted Liens;

(gg) to the best knowledge of the Vendors, there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Vendors threatened against or affecting the Company at law or in equity or before or by any court or federal, provincial, state, municipal or other governmental authority, department, commission, board, tribunal, bureau or agency and the Company is not a party to or threatened with any litigation, with the exception of the matters described in Schedule "L";

(hh)     to  the  Vendors'  knowledge  the  Company:

(i) is not in breach of any of the terms, covenants, conditions, or provisions of, is not in default under, and has not done or omitted to do anything which, with the giving of notice or lapse of time or both, would constitute a breach of or a default under any Contract;

(ii) is not in violation of nor is any present use by the Company of any Business Assets in violation of or contravention of any applicable law, statute, order, rule or regulation of Canada or any Province of Canada or any regional district, district or municipality or any subdivision thereof; and

(iii) is not in breach or default under any judgment, injunction or other order or aware of any judicial, administration, governmental, or other authority or arbitrator by which the Company is bound or to which the Company or any Business Assets are subject;

and the Company has not received notice that any default, breach, or violation is being alleged;

(ii) the Company has not guaranteed, or agreed to guarantee, any Indebtedness or other obligation of any person except as described in the Financial Statements;

(jj) reasonable wear and tear excepted, the Business Assets are in good working order and in a functional state of repair and to the knowledge of the Vendors, there are no latent defects; and

(kk)     since  the  applicable  Statement  Date:

(i) no dividends of any kind or other distribution on any shares of the Company has been declared or paid by the Company;

(ii) there has been no material adverse change in the financial condition or position of the Company and no damage, loss or destruction materially affecting the Business Assets or the right, capacity, or ability of the Company to carry on the business of the Company as currently conducted;

(iii) the Company has not increased the pay of or paid or agreed to pay any pension, bonus, share of profits or other similar benefit to or for the benefit of any agent, employee, director, or officer of the Company, except increases in the normal course of business to employees other than officers and directors;

(iv) the Company has conducted its business in the usual and normal manner and has maintained the Business Assets in as good condition as prevailed prior to the Statement Date and has made all necessary repairs and replacements thereto;

(v)     the  Company  has not waived or surrendered any right of material value.

7.     PURCHASER'S  WARRANTIES  AND  REPRESENTATIONS

7.1 The Purchaser warrants and represents to the Vendors, with the intent that the Vendors will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated herein that:

(a) the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has the power, authority and capacity to enter into this Agreement and to carry out its terms;

(b) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser in accordance with its terms except as limited by laws of general application affecting the rights of creditors;

(c) no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, except for such consents, approvals, orders, authorizations, registrations, declarations, qualifications or filings as may be required by the OTC BB and under applicable federal and state securities laws in connection with the transactions set forth herein;

(d) the authorized capital stock of the Purchaser is One Hundred Ten Million (110,000,000) common shares without par value, of which 13,010,000 common shares are issued and outstanding as of the date hereof, fully paid and non-assessable;

(e) there is no litigation, proceeding or governmental investigation in progress, pending, threatened or contemplated against or relating to the Purchaser, the business of the Purchaser, or the transactions contemplated by this Agreement;

(f) the following documents have been filed under the Purchaser's former name, Ballynagee Acquisition Corp., with the SEC under the Securities Exchange Act and the rules and regulations promulgated thereto: Schedule 14C Information Statement filed October 13, 1999, Form 8K dated September 20, 1999, Pre 14C filed October 1, 1999 and Form 10SB filed July 30, 1999. As of their respective filing dates, the Purchaser's SEC filings complied in all material respects with the Securities Exchange Act, as of their respective filing dates, the Purchaser's SEC filings did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading;

(g) the Purchaser Shares to be issued to the Vendors hereunder on the Closing Date, will be validly issued, fully paid and non-assessable;

(h) there are no orders ceasing or suspending trading in the securities of the Purchaser and to the best of the knowledge of the Purchaser, no proceedings for this purpose have been instituted or are pending, contemplated or threatened by any securities regulatory body; and

(i) there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or to the knowledge of the Purchaser threatened against or affecting the Purchaser at law or in equity or before or by any court or federal, provincial, state, municipal or other governmental authority, department, commission, board, tribunal, bureau or agency and the Purchaser is not a party to or threatened with any litigation.

8.     COVENANTS

8.1     Between  the  Execution  Date  and  the  Closing,  the  Vendors:

(a) will cause the Company to afford to the Purchaser and its authorized representatives access during normal business hours and with reasonable notice to all properties, books, contracts, commitments, records of the Company and furnish such copies (certified if requested) thereof and other information as the Purchaser may reasonably request, and to permit the Purchaser and its authorized representatives to make such audit of the books of account of the Company and physical verification of the Business Assets as the Purchaser may reasonably see fit;

(b) will diligently take all reasonable steps to obtain, prior to the Closing, all consents and approvals required to complete the transactions contemplated herein in accordance with the terms and conditions hereof including the Consents;

(c) will cause the Company to conduct its business and affairs diligently and only in the ordinary course, and preserve and maintain the goodwill of the Company, the Business Assets and the Company's business;

(d) will not permit the Company to make or agree to make any payment to any director, officer, employee or agent of either of the Company except in the ordinary course of business and at the regular rates of salary and commission for such person or as reasonable reimbursement for expenses incurred by such person in connection with either of the Company.

9.     NON-MERGER

9.1 The representations, warranties, covenants and agreements of the Vendors contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Closing as though made at the Closing and will survive the Closing Date for a period ending 12 months after Closing, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases the Vendors of such representation, warranty, covenant or agreement), or any investigation by the Purchaser, the same will remain in full force and effect for the said same 12 month period after Closing and, unless any claim is made by the Purchaser against the Vendors within such period, all liability of the Vendors pursuant to this Agreement will terminate as of the end of such 12 month period.

9.2 The representations, warranties, covenants and agreements of the Purchaser contained herein and those contained in the documents and instruments delivered pursuant hereto will be true at and as of the Closing as though made at the Closing and will survive the Closing Date, and notwithstanding the completion of the transactions herein contemplated, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant or agreement), or any investigation by the Vendors, the same will remain in full force and effect.

10.     CONFIDENTIALITY

10.1 Each party agrees that all information provided to it by another party (collectively "Confidential Information") shall be held in complete confidence by it and by its advisors and representatives and shall not, without the prior written consent of that other party, be disclosed to any other person, nor used for any other purpose, other than in connection with the evaluation, negotiation and finalization of the transactions contemplated herein. However, a party's obligation does not apply to Confidential Information:

(a) which is generally available to third parties (unless available as a result of a breach of this Agreement);

(b) which is lawfully in the possession of a party and which was not acquired directly or indirectly from another party; or

(c) the disclosure of which is required by any applicable law or by any supervisory or regulatory body to whose rules a party is subject.

11.     CONDITIONS  PRECEDENT

11.1 The obligations of the Purchaser to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated:

(a) the representations and warranties of the Vendors contained herein are true and correct in all respects at and as of the Closing except as may be in writing disclosed to and approved by the Purchaser;

(b) all covenants, agreements and obligations hereunder on the part of the Vendors to be performed or complied with at or prior to the Closing, including the Vendors' obligation to deliver the documents and instruments herein provided for, have been performed and complied with at and as of the Closing;

(c) between the Execution Date and the Closing, the Company has not experienced any event, circumstance or condition or have taken any action or become subject to any action of any character adversely affecting either of the Company or its business or as would materially reduce the value of either of the Company, its business, the Vendors' Voting Shares or the Vendors' Non-voting Shares to the Purchaser;

(d) the Business Assets have suffered no material adverse damage or change since the Execution Date and prior to the Closing which, in the sole opinion of the Purchaser acting reasonably, will materially and adversely affect the

Business Assets, the Company's business as currently being conducted or the Company's operations, prospects or earnings;

(e) on or before the Closing Date, no federal, provincial, regional or municipal government of any country applicable to the Company's business as currently carried on or any agency thereof will have enacted any statute or regulation, announced any policy or taken any action that will materially and adversely affect such business or the Business Assets or the right of the Purchaser to the full enjoyment thereof;

11.2 The conditions set forth in Section 11.1 are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing in whole or in part at any time.

11.3 The obligations of the Vendors to consummate the transactions herein contemplated are subject to the fulfilment of each of the following conditions at the times stipulated, that:

(a) the representations and warranties of the Purchaser contained herein are true and correct in all material respects at and as of the Closing except as may be in writing disclosed to and approved by the Vendors;

(b) all covenants, agreements and obligations hereunder on the part of the Purchaser to be performed or complied with at or prior to the Closing, including in particular the Purchaser's obligations to deliver the documents and instruments herein provided for, have been performed and complied with as at the Closing; and

(c) between the Execution Date and the Closing, the Purchaser has not experienced any event, circumstance or condition or have taken any action or become subject to any action of any character adversely affecting the Purchaser or as would materially reduce the value of either of the Purchaser, or the Share Consideration to the Vendors; and

(d) on or before the Closing Date, no federal, provincial, regional or municipal government of any country applicable to the Purchaser's business or any agency thereof will have enacted any statute or regulation, announced any policy or taken any action that will materially and adversely affect the Purchaser, its business or its assets.

11.4 The conditions set forth in Section 11.3 are for the exclusive benefit of the Vendors and may be waived by the Vendors in whole or in part at any time.

11.5 The respective obligations of each party to this Agreement to consummate the transactions herein contemplated are subject to the satisfaction at or prior to the Closing of the following conditions:

(a) all consents, approvals, authorizations, waivers and orders required or necessary or desirable for the completion of the transactions contemplated herein shall have been obtained or received from regulatory authorities or bodies having jurisdiction in the circumstances;

(b) the Vendors shall have entered into employment contracts with the Purchaser on terms satisfactory to them and to Purchaser.

12.     TRANSACTIONS  OF  THE  VENDORS  AT  THE  CLOSING

12.1 At the Closing, the Vendors will execute and deliver or cause to be executed and delivered all documents, instruments, resolutions and share certificates as are necessary to effectively implement this Agreement, including to transfer and assign the Vendors' Voting Shares to the Purchaser, free and clear of all Liens, including:

(a) certified copies of resolutions of the directors of the Company authorizing the transfer of the Vendors' Voting Shares and the registration of the Vendors' Voting Shares in the name of the Purchaser and authorizing the issue of new share certificates representing the Vendors' Voting Shares in the name of the Purchaser;

(b) share certificates representing the Vendors' Voting Shares in the name of the Vendors, duly endorsed for transfer to the Purchaser;

(c) duly issued share certificates in the name of the Purchaser representing the Vendors' Voting Shares;

(d) resignations in writing of any of the directors and officers and signing officers of the Company as may be requested by the Purchaser;

(e) all corporate records and books of account of the Company including, minute books, share register books, share certificate books and annual reports;

(f) releases, in form and substance satisfactory to the Purchaser, acting reasonably, executed by the Vendors in favour of the Company releasing the Company from any and all manner of actions, causes of action, suits, proceedings, debts, dues, profits, expenses, contracts, damages, claims, demands and liabilities whatsoever, in law or equity, which the Vendors ever had, now has, or may have against either of the Company for or by reason of any matter, cause or thing whatsoever done or omitted to be done by the Company up to the Closing other than in respect of obligations of the Company to the Vendors arising in respect of:

(i) earned but unpaid salary and unpaid benefits for the then current pay period; and

(ii) any obligations pursuant to indemnities granted to the Vendors by a Company in connection with their acts as directors of the Company provided that such indemnities shall be ineffective in respect of any act or omission which would constitute a default or breach pursuant to this Agreement or which render any representation or warranty given hereunder untrue or inaccurate;

(g) a closing warranty and certificate from the Vendors confirming that the conditions to be satisfied by the Vendors, unless waived, set out in Section
11.1 have been satisfied at the Closing and that all representations and warranties of the Vendors contained in this Agreement are true at and as of the Closing;

(h) a certificate from the Vendors confirming the amount of the Accounts Receivable;

(i) an opinion of the Vendors' Solicitors addressed to the Purchaser and the Purchaser's Solicitors in a form reasonably satisfactory to the Purchaser's solicitors;

(j) all such other documents and instruments as the Purchaser's Solicitors may reasonably require.

13.     TRANSACTIONS  OF  THE  PURCHASER  AT  THE  CLOSING

13.1     The  Purchaser  will  deliver  the  following  at  the  Closing:

(a)     U.S.  $100,000  in  cash,  certified cheque or solicitor's trust cheque;

(b)     The  Promissory  Note;

(c) an opinion of the Purchaser's Solicitors addressed to the Vendors and the Vendors' Solicitors in a form reasonably satisfactory to the Vendors' solicitors; and

(d) all such other documents and instruments as the Vendors' Solicitors may reasonably require.

14.     POST  CLOSING  AGREEMENTS

14.1 Subject to Section 10.1 herein the Vendors will indemnify and hold harmless the Purchaser from and against:

(a) any and all losses, damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of the Vendors under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser hereunder;

(b) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incidental to any of the foregoing whose cause existed as of the Closing Date;

and the Purchaser is hereby authorized to settle such claims and make any payment in relation thereto as the Purchaser reasonably sees fit after consulting and reasonably inquiring of the Vendors, and all moneys so paid or any losses, costs or expenses so incurred by the Purchaser will constitute indebtedness of the Vendors to the Purchaser hereunder. The Purchaser will be entitled to set off against sums owed by the Purchaser to the Vendors hereunder or under any documents delivered hereunder, any amounts owed by the Vendors to the Purchaser hereunder until the sums owed by the Vendors to the Purchaser hereunder are completely set off.

14.2 The Vendors will provide reasonable assistance in preparing and filing all financial statements, tax returns and other documents required by law in respect of any government charges or in respect of any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for fiscal periods of the Company ending for tax purposes on or before the time of Closing.

15.     TIME  OF  THE  ESSENCE

15.1     Time  is  of  the  essence  of  this  Agreement.

16.     FURTHER  ASSURANCES

16.1 The parties will execute and deliver all such further documents and instruments and do all such acts and things as may be reasonably necessary or required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement.

17.     SUCCESSORS  AND  ASSIGNS

17.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by a party hereto without the prior written consent of the other parties.

18.     COUNTERPARTS

18.1 This Agreement may be executed in several counterparts and by fax transmission, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

19.     NOTICE

19.1 Any notice required or permitted to be given under this Agreement will be validly given if in writing and delivered or sent by pre-paid registered mail, to the parties at their addresses first above written or to such other address as any party may specify in writing to the other parties.

19.2 Any notice delivered on a business day will be deemed conclusively to have been effectively given on the date notice was delivered.

19.3 Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

20.     AGENTS

20.1 The Vendors covenants to the Purchaser that any compensation due to any agent or other intermediary engaged by the Vendors in connection with the purchase and sale herein contemplated, will be their sole responsibility and will indemnify and hold harmless Purchaser from any liabilities related to such agent or intermediary.

21.     ENTIRE  AGREEMENT

21.1 This Agreement contains the sole and entire agreement between the parties and any modifications must be in writing and signed by each party. The parties will in good faith investigate and negotiate the most tax effective method of carrying out the intentions of this Agreement.

22.     CURRENCY

22.1     All  references  to  monies  herein  are  to  United  States  currency.

23.     TENDER

23.1 Tender may be made upon the Vendors or Purchaser or upon the Vendors' Solicitors or Purchaser's Solicitors and money may be tendered by cheque certified by a chartered bank.

24.     PROPER  LAW

24.1 This Agreement will be governed by and construed in accordance with the laws of Delaware and the parties will attorn to the jurisdictions of the Courts thereof.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed effective as of the date first written above.


EFINANCIAL  DEPOT.COM,  INC.,  by
its  authorized  signatory



Per:     /s/ John Huguet
Name:        John Huguet
Title:       President




/s/  Patricia Kirkham
     PATRICIA  KIRKHAM




/s/  Dennis Petersen
     DENNIS  PETERSEN

                                  SCHEDULE "A"
                                 BUSINESS ASSETS

-grey  fabric  guest  chairs                                      x     11
-grey  fabric  guest  chairs  on  wheels                          x     5
-blue  fabric  guest  chairs                                      x     12
-blue  fabric  guest  chairs  on  wheels                          x     3
-blue  fabric  high  back  executive  chairs  on  wheels          x     2
-light  oak  wood  credenza                                       x     2
-wood,  black  vinyl  credenza                                    x     1
-executive  oak  &  black  vinyl  credenza                        x     2
-executive  oak  &  black  vinyl  2  pedestal  desk               x     2
-light  oak  L  shaped  desk/workstation                          x     1
-2  pedestal  light  oak  desk                                    x     1
-1  pedestal  light  oak  desk                                    x     1
-2  pedestal  wood  desk                                          x     2
-2  pedestal  wood  &  metal  desk                                x     1
-1  pedestal  wood  &  metal  desk                                x     1
-Large  light  oak  conference  room  desk                        x     1
-2  drawer  oak  file  cabinet                                    x     2
-2  drawer  wood  filing  cabinet                                 x     1
-wide  2  drawer  black  metal  filing  cabinet                   x     1
-2  drawer  grey  metal  filing  cabinet                          x     1
-wide  3  drawer  cream  metal  filing  cabinet                   x     4
-wide  5  drawer  cream  metal  filing  cabinet                   x     1
-2  tier  wood  shelf  unit                                       x     1
-5  tier  wood  shelf  unit                                       x     1
-2  tier  metal  shelf  unit                                      x     1
-light  oak  end  table                                           x     1
-pictures  framed  (various)                                      x     25
-plants  hanging                                                  x     10
-potted  floor  plants                                            x     23
-grey  partition  wall                                            x     1
-plastic  trash  cans                                             x     11
-bar  fridge  serial  #CRM2674667                                 x     1
-panasonic  microwave  oven
serial  #AW633700184                                              x     1
-norstar  feature  set  M7310  (telephones)                       x     9
-AOC  Display  Monitor
Serial  #JCS63414204                                              x     1
-Mitsumi  keyboard
Serial  #KPQEA4ZAGA8H1425                                         x     1
-PCX  -  PCU
Serial  #P6X1205M                                                 x     1
-Hewlett  Packard  Laser  Set  Jet  Series  II  printer
Serial  #2851J47446                                               x     1

-IBM  Power  Typewriter
Serial  #4L113948                                                 x     1
-Fellowes  paper  shredder
Serial  #040970609A10700276762                                    x     1

                                  SCHEDULE "B"
                                    CONTRACTS

Morty  Systems  Inc.
Computers
Dated:  Feb.  9,  2000
Licence  Agreement

Newcourt  Financial  Ltd.
Photocopier
Dated:  July  1,  1999
Lease  Agreement:  Term  48  mths
Quarterly  payments  of  $924.48

Danka
Fax  machine
Dated:  Sept.  14,  1998
Lease  Agreement:  Term  36  mths.
Quarterly  payments  of  $315.58

GMAC  (Auto)
1998  Cadillac  Elderado
Dated:  Feb.  3,  1998
Lease  Agreement:  Term  36  mths.
Monthly  payments  of  $998.11

Arrowhead  Spring  Water
Water  Cooler
Dated:  Jan.  1994
Rental  Agreement
Annual  payments  of  $105.93

                                  SCHEDULE "C"
                              FINANCIAL STATEMENTS


FINANCIAL  STATEMENTS

WESTCOR  MORTGAGE  INC.

January  31,  2000  and  1999  (unaudited)  and  April  30,  1999

(U.S.  dollars)

                                  SCHEDULE "D"
                                 PERMITTED LIENS

There is a General Security Agreement placing a charge on the assets of Westcor to secure a revolving operating loan at:

                    Alberta  Treasury  Branch
                    239  -  8  Ave.  SW
                    Calgary,  Alberta
                    T2P  1B9

                                  SCHEDULE "E"
                          AUTHORIZED AND ISSUED CAPITAL

Authorized  Capital:      Unlimited number of Class A shares, Class B shares,
                          Class  C  shares,  and  Exchangeable  Shares.

Issued  and  Outstanding: 100,000  Class  A  shares
                          301,200  Exchangeable  Shares

                                  SCHEDULE "F"
                             DIRECTORS AND OFFICERS

                    Patricia Kirkham, President and Director
                    Dennis Petersen, Chief Financial Officer

                                  SCHEDULE "G"
                              BANKING ARRANGEMENTS


General  Account  is  at:     Alberta  Treasury  Branch
                              239  -  8  Ave  SW
                              Calgary,  Alberta
                              T2P  1B9
                              Transit  #7609
                              Account  #1046209-25

Trust  Account  is  at:       Alberta  Treasury  Branch
                              1110  -  17  Ave  SW
                              Calgary,  Alberta
                              T2T  0B4
                              Transit  #7509
                              Account  #1109456

                                  SCHEDULE "H"
                              INTELLECTUAL PROPERTY


A)     Patents  and  Patent  Applications:
     Nil.

B)     Trade  Application  #1,033,061
     Trade  Mark  -  Westcor  Mortgage.

C)     Service  Marks  Application  dated  2/29/00.
     Dated:  Feb.  29/00,  Filed:  Feb.  29/00.

D)     Registered  Copyrights  and  Copyright  Application:
     Nil.

E)     Internet  Domain  Registration
     westcormortgage.com/
     Period  covered:  Dec.  4/98  to  Dec.  4/2000.
     westcormortgage.net
     Period  covered:  Oct.  15/99  to  Oct.  15/2001.

                                  SCHEDULE "I"
                   CONTRACTS RELATING TO INTELLECTUAL PROPERTY


                                       Nil

                                  SCHEDULE "J"
                            EMPLOYEE LIST AND INCOME


Patricia  Kirkham                               Dennis  Petersen
Position:  President/Manager                    Position:  CEO
Employed  since:  April  1992                   Employed  since:  Feb.  1978
Salary:  $261,460.00                            Salary:  $91,000.00
Management  Fees:  $30,000.00

Ginette  LaMarre                                Debbie  Swan
Position:  Receptionist/Office  Clerk           Position:  Bookkeeper
Employed  since:  June  1994                    Employed  since:  June  1994
Salary:  $27,600.00                             Salary:  $9,499.40

Karen  Smith                                     Denise  Slaunwhite
Position:  Funder                                Position:  Funder
Employed  since:  Dec.  1998                     Employed  since:  April  1995
Salary:  $36,000.00                              Salary:  $36,000.00
Bonus:  $2,375.00                                Bonus:  $5,449.00

Carol  Stephenson                                Terry  Tessem
Position:  Sales  Representative                 Position: Sales Representative
Employed  since:  Aug.  1997                     Employed  since:  July  1997
50%  commission  fees  on  Finders               50% commission fees on Finders
Fees  &  Brokerage  Fees                         Fees  &  Brokerage  Fees

Maxine  Cooke
Position:  Sales  Representative
Employed  since:  Feb.  29/00
(previously  with  Westcor  Mar.  1992  -  June/97)
50%  commission  fees  on  Finders
Fees  &  Brokerage  Fees

                              EMPLOYEE BENEFIT PLAN
                                    NIL

                                  SCHEDULE "K"
                                  PENSION PLAN


                                       Nil

                                  SCHEDULE "L"
                                   LITIGATION

                                       Nil

                                  SCHEDULE "M"
                                 EXCLUDED ASSETS

                                       Nil

                                  SCHEDULE "N"
                                    CONSENTS


                                       Nil

                                  SCHEDULE "O"
                                 PROMISSORY NOTE

                                 NON-NEGOTIABLE
                                 PROMISSORY NOTE

          For value received, EFinancial Depot.com, Inc. (the "Borrower"), a Delaware corporation, promises to pay to the order of Patricia Kirkham and Dennis Petersen (the "Lenders") at Calgary, Alberta, in lawful money of the United States of America, the principal amount of Four Hundred Ninety-Two Thousand Six Hundred Thirty-Six Dollars Forty Cents ($492,636.40).

          The Borrower promises to pay to the Lenders the principal amount in the amounts and at the times indicated in the following table:

                             Date        Payment Amount
                             ----        --------------
                        July 1, 2000        $100,000.00
                        August 1, 2000      $100,000.00
                        September 1, 2000   $100,000.00
                        October 1, 2000     $100,000.00
                        November 1, 2000     $92,636.40

          The Borrower shall be entitled to pay at any time the full amount outstanding, or any part thereof without notice, bonus or penalty.

          In case of default of payment, interest will accrue on the outstanding balance at the rate of 1% per month, and the Lender shall give the Borrower notice of default. The Borrower shall have 10 days from the date of receipt of the notice of default to rectify the default (the "Cure Period"). If the default has not been rectified within the Cure Period, then the entire balance then outstanding together with accrued interest shall, at the option of the Lender, become forthwith due and payable.

          DATED  at  ____________________,  this  _____  day of __________, 2000



                                   EFINANCIAL  DEPOT.COM,  INC.

                                   Per: